Exhibit 99.1

STR HOLDINGS, INC. REPORTS FOURTH QUARTER AND FULL-YEAR 2010 RESULTS

- STR Solar maintains gross margin percentage -

- Company continues to increase its net sales in Asia -

ENFIELD, Conn. – Mar 10, 2011 - STR Holdings, Inc. (NYSE: STRI) today announced financial and operating performance for the fourth quarter and year ended December 31, 2010.

Fourth Quarter 2010 Financial Highlights:

•                  Consolidated net sales increased 22.1% to $97.6 million, from $79.9 million in 2009. Solar segment net sales increased 37.3% to $69.1 million, from $50.3 million in 2009;

•                  Solar gross margin as percentage of net sales improved 13 basis points sequentially as manufacturing efficiencies offset raw material inflation;

•                  Diluted EPS of $0.31 vs. $0.23 a year ago; non-GAAP diluted EPS of $0.39 vs. $0.42 a year ago. The prior year diluted EPS and non-GAAP diluted EPS included a $0.07 benefit from special items that affects comparability;

•                  Free cash flow of $9.0 million generated during the quarter.

Full-Year 2010 Financial Highlights:

•                  Consolidated net sales increased 40.3% to $371.8 million, from $264.9 million in 2009. Solar segment net sales increased 73.4% to $259.2 million from $149.5 million in 2009;

•                  Solar gross profit as a percentage of net sales increased 243 basis points to 41.4% compared to 39.0% in 2009;

•                  Operating income increased 78.2% to $85.7 million, from $48.1 million in 2009 and as a percentage of net sales improved 489 basis points to 23.0%;

•                  Net income increased 114.5% to $49.3 million or $1.17 per diluted share from $23.0 million or $0.61 per diluted share in 2009;

•                  Non-GAAP net income increased 67.6% to $64.1 million or $1.52 per diluted share from $38.3 million or $1.02 per diluted share in 2009.

Solar Segment

“We are delighted to report yet another strong quarter for our Solar segment to finish off a remarkable 2010,” said Dennis L. Jilot, Chairman, President and Chief Executive Officer. “Our continued growth in the fourth quarter was primarily driven by sales to customers in Asia.  Growing 176% from the fourth quarter of 2009, this region now accounts for 43% of our Solar revenue compared to 22% a year ago. We have recently made our first shipment to another world class Chinese solar manufacturer in 2011 and are currently working through contract negotiations. Additionally, we have increased existing share in 2011 with our current tier 1 Chinese customers as well as with another large Asian module manufacturer.”

Solar net sales for the quarter ended December 31, 2010 increased 37.3% to $69.1 million from $50.3 million in 2009. On a quarterly sequential basis, net sales rose 1.2% from what was a very strong third quarter primarily due to foreign exchange, while ASPs were essentially unchanged.

Solar segment gross profit for the fourth quarter of 2010 increased 26.6% to $27.9 million, compared with $22.0 million a year ago. On a quarterly sequential basis, Solar segment gross margin as a percentage of net sales increased by 13 basis points from the third quarter of 2010. This increase was the result of improved manufacturing performance achieved at the Malaysia plant, as well as continued productivity gains at all facilities, which helped to further offset increased raw material cost.

“We maintained our Solar gross margins sequentially in the fourth quarter by maintaining price and through our continued emphasis on improving our manufacturing processes,” said Robert S. Yorgensen, President of STR Solar. “Looking forward, we’ll continue to work very hard to control our internal costs, improve our manufacturing efficiency and optimize our supply chain. Additionally, in order to partially offset increasing commodity prices, we have implemented a resin surcharge policy effective April 1st.”

In January 2011, two courts of law found in favor of STR in its trade secret litigation with JPS Elastomerics (JPS). The Massachusetts Federal Court dismissed the complaint filed by JPS in the third quarter of 2010 against STR for anti-trust and unfair competition. Additionally, the Massachusetts State Superior Court came to a final ruling on the original dispute between the Company and JPS, which has been pending since 2007. On January 24, 2011, the State Court awarded the Company the right to recover from JPS a total of $8.2 million dollars, plus interest. This amount includes monetary and punitive damages awards and reimbursement of attorney fees and costs. An injunction was also imposed on JPS prohibiting its manufacture of low-shrink EVA encapsulants for five years as well as a permanent injunction barring JPS from using STR trade secrets. JPS has appealed each of these decisions. Therefore, the Company has neither included this in its 2011 guidance nor will it record any award until collection on the judgment in ensured.

In December, STR Solar closed on its purchase of a 275,000 square foot facility in East Windsor, Connecticut. This facility will consolidate all Connecticut operations and provide floor space for up to 5.5 GW of capacity to support anticipated growth in the North American market. It will also house a state-of-the-art Research and Development facility, which will be leveraged to improve STR’s technological expertise and industry leadership. Additionally, the previously announced facility expansion in Malaysia, which will double existing floor space, is nearly complete and the capacity increase is on-schedule to commence production by the end of the third quarter of 2011. This plant is being expanded to address strong demand, and to support the anticipated growth in the Asian market. Further, the Company plans to install an additional 1.2 GW of new production equipment by the end of the fourth quarter of 2011. These capacity projects, when completed, will bring STR’s global capacity to approximately 11 GW by the end of 2011.

Quality Assurance Segment

For the fourth quarter of 2010, Quality Assurance (QA) net sales of $28.5 million were in line with previously announced expectations and lower by $1.1 million compared with $29.6 million a year ago. The decline in sales is the result of global economic softness and previously announced business losses from certain clients early in 2010. Sequentially, QA net sales were

3.3% lower than the third quarter of 2010 mainly due to seasonality in the consumer retail buying cycle.

Consolidated Financial Results

Consolidated net sales for the quarter ended December 31, 2010 rose 22.1% to $97.6 million, compared with $79.9 million in the fourth quarter of 2009. For the full-year 2010, net sales rose 40.3% to $371.8 million, compared with $264.9 million in 2009.

Fourth quarter 2010 consolidated gross profit rose 15.0% to $37.0 million, compared with $32.1 million in the fourth quarter of 2009. Year to date, 2010 consolidated gross profit rose 47.1% to $144.1 million, compared with $98.0 million in 2009. As a percentage of net sales, year-to-date 2010 gross profit increased 177 basis points from 2009.

SG&A expense for the fourth quarter ended December 31, 2010 was $14.6 million, down from $18.8 million last year, primarily as a result of a $4.2 million reduction in non-cash, stock-based compensation. Year to date, SG&A was $58.0 million, up from $48.8 million a year ago. This increase is primarily attributable to increased staffing and infrastructure costs to support the Company’s growth, increased research and development expense and higher legal costs associated with the JPS matter. As a percentage of net sales, year-to-date 2010 SG&A improved 280 basis points from 2009 to 15.6%.

Operating income for the fourth quarter of 2010 increased 70.7% to $22.9 million compared to $13.4 million in 2009. Year to date, operating income grew 78.2% to $85.7 million from $48.1 million in 2009 on 40.3% sales growth.

Net income for the fourth quarter of 2010 rose 49.0% to $13.2 million, or $0.31 on a diluted EPS basis. This compared with net income of $8.9 million, or $0.23 per diluted share, for the fourth quarter of 2009. Year to date, net income totaled $49.3 million, or $1.17 per diluted share, up 114.5% from $23.0 million, or $0.61 on a diluted EPS basis, for the same period in 2009.

Non-GAAP net income, which excludes the tax effected impact of intangible asset amortization expense, non-cash stock-based compensation, amortization of deferred financing costs and secondary offering expense, for the fourth quarter of 2010 amounted to $16.4 million, or $0.39 per diluted share. This compared with non-GAAP net income of $16.5 million, or $0.42 per diluted share, for the fourth quarter of 2009. Year to date, 2010 non-GAAP net income increased 67.6% to $64.1 million, or $1.52 per diluted share. This compared with non-GAAP net income of $38.3 million, or $1.02 per diluted share, during the 12 months ended 2009.

The 2009 net income and non-GAAP net income as well as diluted EPS and non-GAAP diluted EPS were positively affected by discrete tax items in the fourth quarter that provided a four cent benefit to both diluted EPS metrics. Also, the fourth quarter of 2009 had a lower share count compared with the current quarter due our initial public offering occurring in late 2009. The lower share count resulted in a three cent benefit to both fourth quarter diluted EPS metrics.

Consolidated Balance Sheet Results

During the fourth quarter of 2010, the Company generated $18.4 million of operating cash flow, and finished the year with cash of $106.6 million. Free cash flow, which is defined as operating cash flow less capital expenditures, increased nearly $2.2 million from the fourth quarter of 2009.

“In 2010, we continued our track record of strong free cash flow generation,” said Barry A. Morris, STR’s Executive Vice President and Chief Financial Officer, “We were also able to use our healthy balance sheet to proactively increase our raw material inventory to support our continued growth, help mitigate short-term inflation and reduce supply risk. As we enter 2011, our balance sheet is strong and we have the ability to fund our capacity projects as well as pursue other areas of growth.”

Business Outlook

Due to the Company’s expected increase in volume in Asia during the first quarter of 2011, some orders will be temporarily filled from the U.S. and Spain until the Company’s previously announced capacity expansion in Malaysia is operational. This will create a timing issue with regard to revenue recognition as $4.2 million of expected shipments in the first quarter of 2011 will not be recognized during the quarter.

Based on the above, the Company today provided guidance for the first quarter and full-year 2011 as follows:

(Amounts in millions, except per share amounts)

Quarter ending March 31, 2011	Low	High
Solar net sales	$66	$70
Quality Assurance net sales	23	24
Total net sales	$89	$94
Diluted non-GAAP EPS	$0.31	$0.33

Year ending December 31, 2011	Low	High
Solar net sales	$320	$340
Quality Assurance net sales	120	123
Total net sales	$440	$463
Diluted non-GAAP EPS	$1.63	$1.71

Fourth Quarter Conference Call and Presentation

STR will discuss its financial results and 2011 guidance in a conference call today at 4:30 p.m. EST. A live webcast of the conference call and presentation will be available through the Investor Relations section of the Company’s website at www.strholdings.com. Investors accessing the live call by phone from the U.S. should dial 800-638-4817 and enter passcode: 21892045. Those calling from outside the U.S. should dial 617-614-3943 and use the same passcode. A telephone replay will be available approximately two hours after the call concludes through Thursday, March 17, 2011 by dialing 888-286-8010 from the U.S., or 617-801-6888 from international locations, and entering passcode: 13142575. The webcast and presentation will be archived on the Company’s website for one year.

About STR Holdings, Inc.

STR Holdings, Inc. is a leading global provider of high quality, superior performance solar encapsulants to the photovoltaic module industry. It is also one of the world’s leading providers of consumer product quality assurance testing, audit, inspection and responsible sourcing services, which helps ensure that suppliers and retailers have the highest level of confidence in the quality and safety of their products and in the social standards of the supply chain producing them. Further information about STR Holdings, Inc. can be obtained via the Company’s website at www.strholdings.com.

Forward-Looking Statements

This press release and any oral statement made in respect of the information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to inherent risks and uncertainties. These forward-looking statements present the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business and are based on assumptions that the Company has made in light of its industry experience and perceptions of historical trends, current conditions, expected future developments and other factors management believes are appropriate under the circumstances.  However, these forward-looking statements are not guarantees of future performance or financial or operating results. In addition to the risks and uncertainties discussed in this release, the Company faces risks and uncertainties that include, but are not limited to, the following: (i) rising commodity costs, such as resin or paper used in its encapsulants, and its ability to successfully manage any increases in these commodity costs; (ii) the Company’s dependence on a limited number of third party suppliers for raw materials for its encapsulants and materials used in its processes; (iii) demand for solar energy in general and solar modules in particular; (iv) the timing and effects of the implementation of recently announced government incentives and policies for renewable energy, primarily in China and the United States; (v) the effects of the announced reductions to solar incentives in Germany and Italy; (vi) customer concentration in the Company’s Solar business and its relationships with key customers; (vii) the Company’s ability to protect its intellectual property; (viii) pricing pressures and other competitive factors; (ix) operating new manufacturing facilities and increasing production capacity at existing facilities; (x) the Company’s reliance on vendors and potential supply chain disruptions, including those resulting from bankruptcy filings by customers or vendors; (xi) potential product performance matters, product liability or professional liability claims and its ability to manage them; (xii) loss of professional accreditations and memberships; (xiii) the extent and duration of the current downturn in the global economy, including the timing of expected economic recovery in the United States and abroad and the continuing effects of the ongoing recession on sales; (xiv) the impact negative credit markets may have on the Company’s or its customers or suppliers; (xv) the impact of changes in foreign currency exchange rates on financial results, and the geographic distribution of revenues and earnings; (xvi) maintaining sufficient liquidity in order to fund future profitable growth and long term vitality; (xvii) the extent to which the Company may be required to write-off accounts receivable or inventory; (xviii) outcomes of litigation and regulatory actions; and (xix) the other risks and uncertainties described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in subsequent periodic reports on Forms 10-K, 10-Q and 8-K. You are urged to carefully review and consider the disclosure found in the Company’s filings which are available on www.sec.gov or www.strholdings.com. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove to be incorrect, actual results may vary materially from those projected in these forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements contained in this release, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

STR Holdings, Inc.

Joseph C. Radziewicz

Controller and Principal Accounting Officer

(860) 758-7325

joseph.radziewicz@strus.com

or

ICR, Inc.

Gary Dvorchak, CFA

Senior Vice President

Investor Relations Consultant

(310) 954-1123

Gary.Dvorchak@icrinc.com

STR Holdings, Inc.

CONDENSED CONSOLIDATED INCOME STATEMENTS
All amounts in thousands except shares and per share amounts

	Three Months Ended		Twelve Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales - Solar	$69,107	$50,329	$259,200	$149,521
Net sales - Quality Assurance	28,519	29,620	112,629	115,424
Total net sales	97,626	79,949	371,829	264,945

Cost of sales - Solar	41,233	28,309	151,824	91,213
Cost of sales - Quality Assurance	19,426	19,500	75,934	75,759
Total cost of sales	60,659	47,809	227,758	166,972

Gross profit	36,967	32,140	144,071	97,973

Selling, general and administrative expenses	14,557	18,798	58,045	48,785
Bad debt expense	(406)	31	494	1,403
Earnings on equity-method investments	(65)	(90)	(168)	(317)

Operating income	22,881	13,401	85,700	48,102

Other expense	(2,590)	(3,051)	(11,863)	(15,071)
Income before income tax expense	20,291	10,350	73,837	33,031
Income tax expense	7,087	1,491	24,526	10,042
Net income	$13,204	$8,859	$49,311	$22,989

Basic and diluted earnings per share:
Basic	$0.33	$0.23	$1.22	$0.63
Diluted	$0.31	$0.23	$1.17	$0.61

* Non-GAAP earnings per share:
Basic	$0.40	$0.43	$1.59	$1.04
Diluted	$0.39	$0.42	$1.52	$1.02

Weighted-average common shares outstanding:
Basic	40,526,435	38,200,485	40,302,509	36,638,402
add: dilutive effect of stock options	1,234,693	—	1,069,873	—
add: dilutive effect of restricted common stock	635,134	842,446	754,120	876,388
Diluted	42,396,262	39,042,931	42,126,502	37,514,790

* Please refer to the reconciliation of Non-GAAP measures included in this release.

STR Holdings, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

All amounts in thousands

	December 31, 2010	December 31, 2009
	(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS
Cash, cash equivalents and short-term investments	$106,630	$70,150
Accounts receivable, net	43,308	33,744
Inventories	31,452	12,267
Other current assets	14,139	8,962
Total current assets	195,529	125,123

Property, plant and equipment, net	73,259	68,895
Intangible assets, net	428,019	439,522
Other noncurrent assets	6,039	7,080
Total assets	$702,846	$640,620

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$1,850	$1,981
Interest rate swap liability	—	4,018
Other current liabilities	49,615	33,986
Total current liabilities	51,465	39,985

Long-term debt, less current portion	236,675	238,525
Other long-term liabilities	86,666	90,840
Total liabilities	374,806	369,350

STOCKHOLDERS’ EQUITY
Stockholders’ equity	328,040	271,270
Total liabilities and stockholders’ equity	$702,846	$640,620

STR Holdings, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

All amounts in thousands

	Three Months Ended		Twelve Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net income	$13,204	$8,859	$49,311	$22,989
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	3,679	3,055	13,719	11,878
Amortization of intangibles	2,875	2,876	11,503	11,503
Amortization of deferred financing costs	332	659	1,327	1,522
Stock-based compensation expense	1,300	5,456	7,851	7,308
Unrealized gain on interest rate swap	—	(1,092)	(4,018)	(1,995)
Earnings on equity-method investments	(65)	(90)	(168)	(317)
(Gain) loss on disposal of property, plant and equip	7	57	16	67
Provision for bad debt expense	(406)	31	494	1,403
Provision for deferred taxes	(4,768)	(1,200)	(3,396)	(1,773)
Changes in operating assets and liabilities	2,215	(7,363)	(17,898)	(4,727)
Net cash provided by operating activities	18,373	11,248	58,741	47,858

INVESTING ACTIVITIES	(8,996)	(4,391)	(19,051)	(18,834)

FINANCING ACTIVITIES	600	13,785	(2,424)	11,382

Effect of exchange rate changes on cash	(65)	(833)	215	875
Net increase in cash and cash equivalents	9,912	19,809	37,481	41,281
Cash and cash equivalents, Beginning of period	96,718	49,340	69,149	27,868
Cash and cash equivalents, End of period	$106,630	$69,149	$106,630	$69,149

* Free cash flow	$9,018	$6,858	$39,315	$30,025

* Please refer to the reconciliation of Non-GAAP measures included in this release.

STR Holdings, Inc.

RECONCILIATION OF NON-GAAP MEASURES

All amounts in thousands except shares and per share amounts

	Three Months Ended		Twelve Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Non-GAAP Earnings Per Share
Net income	$13,204	$8,859	$49,311	$22,989
Add:
Amortization of intangibles	2,875	2,876	11,503	11,503
Amortization of deferred financing costs	332	659	1,327	1,522
Stock-based compensation expense	1,300	5,456	7,851	7,308
Secondary offering expense	—	—	534	—
Termination of monitoring agreement	—	2,622	—	2,622
Tax effect of non-GAAP adjustments	(1,320)	(3,926)	(6,400)	(7,674)
Non-GAAP net income	$16,391	$16,546	$64,126	$38,270

Non-GAAP earnings per share:
Basic	$0.40	$0.43	$1.59	$1.04
Diluted	$0.39	$0.42	$1.52	$1.02

Weighted-average common shares outstanding:
Basic	40,526,435	38,200,485	40,302,509	36,638,402
add: dilutive effect of stock options	1,234,693	—	1,069,873	—
add: dilutive effect of restricted common stock	635,134	842,446	754,120	876,388
Diluted	42,396,262	39,042,931	42,126,502	37,514,790

	Three Months Ended		Twelve Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Free Cash Flow
Cash flow from operations	$18,373	$11,248	$58,741	47,858
Less:
Capital expenditures	(9,355)	(4,390)	(19,426)	(17,833)
Free cash flow	$9,018	$6,858	39,315	30,025

Non-GAAP Financial Measures

To supplement the Company’s condensed consolidated financial statements, which statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company uses two non-GAAP financial measures called non-GAAP earnings per share (EPS) and free cash flow. The Company defines non-GAAP EPS as net income not including the tax effected impact of amortization of deferred financing costs, stock-based compensation, intangible asset amortization expense and secondary offering expense divided by the weighted-average common shares outstanding. It should be noted that diluted weighted-average common shares are determined on a GAAP basis and the resulting share count is used for computing both GAAP and non-GAAP diluted EPS. Free cash flow is defined as cash flow from operations less capital expenditures. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons.

Management believes that non-GAAP EPS provides meaningful supplemental information regarding the Company’s performance by excluding certain expenses that may not be indicative of the core business operating results and may help in comparing current-period results with those of prior periods as well as with its peers. Limitations of using non-GAAP EPS is that it does not reflect actual operating performance as it excludes certain material expenses as noted above. Because of these limitations, management does not view non-GAAP EPS in isolation and also uses other measures, such as net income, net sales, gross margin and operating income, to measure operating performance.

The Company believes free cash flow is an important measure of its overall liquidity and its ability to fund future growth and provide a return to shareowners. A limitation of using free cash flow versus the GAAP measure of cash provided by operating activities as a means for evaluating our business is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period.